Exhibit 99.4

UNAUDITED STAUTORY PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited statutory pro forma condensed financial statements as of and for the period ended September 30, 2006 of Genworth Life and Annuity Insurance Company (the “Company”) give effect to the mergers of Federal Home Life Insurance Company and First Colony Life Insurance Company into the Company and the subsequent transfer of American Mayflower Life Insurance Company of New York to Genworth Life Insurance Company of New York as if they had been completed on January 1, 2006. We have adjusted the historical statutory financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statutory statements of operations, expected to have a continuing impact on combined results. The pro forma adjustments do not include any transactions costs that may be associated with the mergers as the amounts are not deemed to be material.

The mergers will be accounted for under the statutory merger method of accounting in accordance with statutory accounting principles as prescribed or permitted by the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia. Under U.S. generally accepted accounting principles, the mergers will be accounted for as a business combination for entities under common control and presented on a combined basis for all periods presented.

The following unaudited statutory pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual statutory financial position or statutory results of operations would have been had the mergers been completed on the date indicated above. In addition, the audited statutory pro forma condensed financial statements do not purport to project the future statutory financial position or statutory operating results of the resulting company. These statements do not give effect to (1) our statutory results of operations or other transactions or developments since September 30, 2006, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the mergers, (3) the impact of the execution of a capital management strategy for universal life business and (4) the effects of transactions or developments that occur subsequent to the mergers. The foregoing matters could cause both the Company’s unaudited statutory pro forma historical financial position and statutory results of operations, and the Company’s actual future statutory financial position and statutory results of operations, to differ materially from those presented in the following unaudited statutory pro forma condensed financial statements.

Genworth Life and Annuity Insurance Company

Unaudited Statutory Basis Pro Forma Balance Sheet

As of September 30, 2006

(Amounts in millions)

	Genworth Life and Annuity Insurance Company (GLAIC) Historical	First Colony Life Insurance Company (FCL) Historical	Federal Home Life Insurance Company (FHL) Historical	Pro Forma Adjustments (e)		GLAIC Pro Forma
Admitted Assets
Cash and invested assets	$7,142.7	$7,092.9	$1,479.4	$(715.9	)(a)	$14,999.1
All assets other than investments	183.9	2,059.6	18.4	(1,583.1	)(b)	678.8
Separate account assets	10,061.3	—	—	—		10,061.3

Total admitted assets	$17,387.9	$9,152.5	$1,497.8	$(2,299.0)		$25,739.2

Liabilities and Capital and Surplus

Liabilities:
Aggregate reserves - life and annuity contracts	$4,697.7	$5,547.8	$410.3	$—		$10,655.8
Aggregate reserves - accident and health policies	17.0	1.0	26.1	—		44.1
Liability for policy and contract claims	55.9	52.8	8.4	—		117.1
Payable to parents, subsidiaries and affiliates	22.8	24.9	1.9	—		49.6
All other liabilities	1,910.7	2,736.8	36.4	(1,583.1	)(b)	3,100.8
Asset valuation reserve	67.9	69.5	7.4	—		144.8
Separate account liabilities	10,039.5	—	—	—		10,039.5

Total liabilities	16,811.5	8,432.8	490.5	(1,583.1)		24,151.7

Capital and surplus:
Common stock	25.7	4.0	22.0	(26.0	)(c)	25.7
Preferred stock	120.0	—	—	—		120.0
Paid-in surplus	189.5	54.7	1,020.9	(689.9	)(d)	575.2
Unassigned surplus	241.2	661.0	(35.6)	—		866.6

Total capital and surplus	576.4	719.7	1,007.3	(715.9)		1,587.5

Total liabilities and capital and surplus	$17,387.9	$9,152.5	$1,497.8	$(2,299.0)		$25,739.2

(a)	To eliminate FHL’s investment in FCL $(719.7) million and to reflect the transfer of America Mayflower Insurance Company (“AML”) of $(100.4) million in return for a non-majority interest in Genworth Life Insurance Company of New York (“GLICNY”) of $104.2 million.
(b)	To eliminate the reinsurance transaction between FCL and GLAIC as this treaty will cease to exist with the merger.
(c)	To eliminate the common stock of FCL and FHL.
(d)	To adjust for the common stock of FCL and FHL of $26.0 million, to adjust for the non-majority interest in GLICNY of $104.2 million, to eliminate FHL’s investment in FCL $(719.7) million and to eliminate FCL’s investment in AML $(100.4) million.
(e)	On October 24, 2006, as a first part of the AXXX securitization, Rivermont Life Insurance Company I (“Rivermont I”) issued $315.0 million of surplus notes to fund the excess AXXX statutory reserves for the universal life business that will be assumed from FCL in the fourth quarter of 2006 and, therefore, is not reflected herein. As part of the securitization transaction, FCL ceded approximately $127.0 million in statutory reserves to Rivermont I through a reinsurance treaty which will result in a net increase to statutory income and surplus of approximately $108.0 million.

Genworth Life and Annuity Insurance Company

Unaudited Statutory Basis Pro Forma Income Statement

For the period ended September 30, 2006

(Amounts in millions)

	Genworth Life and Annuity Insurance Company (GLAIC) Historical	First Colony Life Insurance Company (FCL) Historical	Federal Home Life Insurance Company (FHL) Historical	Pro Forma Adjustments (a)	GLAIC Pro Forma
Revenues
Net premiums	$1,521.8	$833.1	$34.7	$—	$2,389.6
Net investment income	290.0	322.9	33.4	—	646.3
Commission and expense allowances on reinsurance ceded	57.6	148.5	0.5	—	206.6
Other	17.2	(10.4)	1.4	—	8.2

Total revenues	1,886.6	1,294.1	70.0	—	3,250.7

Benefits and expenses
Death benefits	115.1	205.0	10.7	—	330.8
Annuity benefits	50.7	216.4	9.0	—	276.1
Disability benefits and benefits under accident and health policies	44.6	0.9	19.1	—	64.6
Surrender benefits and other fund withdrawals	959.8	106.6	24.7	—	1,091.1
Interest and adjustments on policy and deposit- type contract funds	8.4	73.4	0.5	—	82.3
Commissions	101.5	264.1	3.5	—	369.1
Change in aggregate reserves - life and accident and health	(686.7)	218.3	(30.5)	—	(498.9)
Other expenses	1,184.0	194.8	9.1	—	1,387.9

Total benefits and expenses	1,777.4	1,279.5	46.1	—	3,103.0

Net gain from operations before federal income tax expense (benefit)	109.2	14.6	23.9	—	147.7
Federal income tax expense (benefit)	(11.8)	(11.6)	3.4	—	(20.0)

Income before realized capital gains (losses)	121.0	26.2	20.5	—	167.7

Realized capital gains (losses), net	0.5	3.4	(0.2)	—	3.7

Net income	$121.5	$29.6	$20.3	$—	$171.4

(a)	On October 24, 2006, as a first part of the AXXX securitization, Rivermont Life Insurance Company I (“Rivermont I”) issued $315.0 million of surplus notes to fund the excess AXXX statutory reserves for the universal life business that will be assumed from FCL in the fourth quarter of 2006 and, therefore, is not reflected herein. As part of the securitization transaction, FCL ceded approximately $127.0 million in statutory reserves to Rivermont I through a reinsurance treaty which will result in a net increase to statutory income and surplus of approximately $108.0 million.